Exhibit 99.01

Xcel Energy Media Relations 414 Nicollet Mall, 401-7 Minneapolis, MN 55401 (612) 215-5300 www.xcelenergy.com

Xcel Energy announces leadership appointments
CEO taps internal talent for elevated roles

Minneapolis (December 20, 2021) – Bob Frenzel, Xcel Energy’s president and CEO, today announced that Brett Carter will be named group president, Utilities and chief customer officer and that Jeff Savage will be chief audit and financial services officer, both effective March 1, 2022.
“Xcel Energy has an outstanding leadership team that is the result of a long-standing focus on attracting and growing top talent,” said Frenzel. “Our continued focus on building our leadership bench strength allows us to capitalize on our position as a clean energy leader and continue to deliver outstanding value to our customers, communities and stakeholders.”
As group president, Utilities and chief customer officer, Carter will have oversight of Xcel Energy’s four operating companies in the eight states it serves and will continue leading the company’s customer strategy.

“Brett has been instrumental in the company’s ambitious electric vehicles growth strategy and has done tremendous work in transforming our customer experience and delivering innovative new products and services,” said Frenzel. “He is an exceptional leader and will be outstanding in this expanded role, working to strengthen relationships, drive growth and meet the energy needs of the future.”

Jeff Savage will become Xcel Energy’s chief audit and financial services officer, where he will oversee risk management and internal audit, in addition to supply chain and commodity risk management. Savage is currently serving as senior vice president, controller, and previously held the position of senior director for financial reporting and corporate and technical accounting.

In addition to these appointments, David Hudson, president of Xcel Energy’s New Mexico and Texas operating company will retire March 1, 2022, after more than 38 years. Hudson has served as operating company president for eight years and has previously held several leadership positions, overseeing community relations, strategic planning and regulatory administration.
“I want to extend my deep thanks to David for his tremendous leadership and commitment to our customers, our communities and our employees. His contributions will have a lasting impact on the company.”

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About Xcel Energy
Xcel Energy (NASDAQ: XEL) provides the energy that powers millions of homes and businesses across eight Western and Midwestern states. Headquartered in Minneapolis, the company is an industry leader in responsibly reducing carbon emissions and producing and delivering clean energy solutions from a variety of renewable sources at competitive prices. For more information, visit xcelenergy.com or follow us on Twitter and Facebook.